Exhibit 99.1

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
REPORTS FIRST QUARTER FISCAL 2009 FINANCIAL RESULTS

CIRCLE PINES, Minn. (January 12, 2009) – Northern Technologies International Corporation (NASDAQ: NTIC) today reported financial results for its first quarter of fiscal 2009.

NTIC’s net income decreased 98.0% to $12,885, or $0.00 per diluted common share, for the three months ended November 30, 2008 compared to $658,196, or $0.18 per diluted common share, for the three months ended November 30, 2007.  This decrease was primarily the result of decreased demand of NTIC’s ZERUST® products in the United States and internationally due to the global economic slowdown, especially with respect to its effect on the worldwide automotive industry.

 “The rapid downturn in the global automotive industry has put the brakes on some of the strong forward momentum we had been enjoying with our international corrosion protection business,” said G. Patrick Lynch, NTIC president and chief executive officer. “At the same time, we are pleased to announce that two of our joint ventures recently has signed contracts for our new proprietary Zerust® corrosion protection services with oil companies in the last two months, which provides us entry into a significant new market for NTIC.  We also are pleased with the continued positive market reception of our new broad portfolio of bio-based and biodegradable (compostable) polymer resin compounds and finished products, which we began marketing under the Natur-Tec™ brand in fiscal 2008. We believe that our Natur-Tec™ (biodegradable plastics) products will be a significant contributor to our North American sales in fiscal 2009.”

NTIC’s consolidated net sales decreased 6.2% during the three months ended November 30, 2008 as compared to the three months ended November 30, 2007 primarily as a result of decreased demand for NTIC’s ZERUST® products and elimination of the React Inc. sales, partially offset by sales of its new Natur-Tec™ products.  Net sales of ZERUST® products decreased 12.0% to $2,784,536 during the three months ended November 30, 2008 as compared to $3,165,439 during the three months ended November 30, 2007.  Net sales of the React Inc. products were $0 during the three months ended November 30, 2008 compared to $248,160 during the three months ended November 30, 2007.

On a positive note, net sales of Nature-Tec™ products increased 657.4% to $482,316 during the three months ended November 30, 2008 as compared to $63,684 during the three months ended November 30, 2007.

Total net sales of NTIC’s joint ventures decreased 11.8% to $21,109,585 during the three months ended November 30, 2008 as compared to $23,944,115 during the three months ended November 30, 2007 primarily as a result of decreased demand for ZERUST® products from the global economic slowdown and to a lesser extent, the foreign currency exchange rate of the U.S. dollar compared to other currencies in which NTIC’s joint ventures conduct business.  NTIC’s total income from its corporate joint ventures and holding companies decreased 33.7% to $801,451 for the three months ended November 30, 2008 compared to $1,209,302 for the three months ended November 30, 2007.

In response to this decrease in demand, in December 2008 and January 2009, NTIC implemented a number of countermeasures.  NTIC reduced the base salaries of its executive and other officers by approximately 15% on average, by 10% for all other employees and suspended NTIC’s matching of 401(k) contributions.  NTIC also implemented a hiring freeze and laid off nine individuals or 16% of its work force.  Furthermore, significant cost concessions were requested and obtained from all of NTIC’s major vendors and service providers.  NTIC enacted other expense control measures across all of its departments with the objective to conserve cash and reduce expenses while protecting the essential sales and marketing efforts of each business.  NTIC anticipates recognizing the benefit of these cost control measures immediately.

“These were extraordinarily painful measures, especially considering that we were still aggressively hiring only a few short months ago in order to meet growing customer demand,” said G. Patrick Lynch, NTIC president and chief executive officer. “We trust that, in our leaner form, we will be able to prevail in our core business as well as enjoy the rewards that our new technologies and markets promise.”

NTIC’s working capital was $6,625,943 at November 30, 2008, including $456,505 in cash and cash equivalents.  As of November 30, 2008, NTIC had no borrowings under its $2,300,000 demand line of credit.  Comparatively, NTIC’s working capital was $4,837,271 at August 31, 2008, including $260,460 in cash and cash equivalents and $86,000 of borrowings under its $2,300,000 demand line of credit.

NTIC spent $722,078 in the three months ended November 30, 2008 and $715,564 in the three months ended November 30, 2007 in connection with its research and development activities.  NTIC anticipates that it will spend between $2,800,000 and $3,200,000 in total during fiscal 2009 on research and development activities related to its new technologies.  NTIC expects its R&D investments to continue to build on NTIC’s current environmentally responsible corrosion technologies and provide for a portfolio of complementary environmental technology offerings that are intended to transform NTIC into a “green technology” company.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) FOR THE THREE MONTHS ENDED NOVEMBER 30, 2008 AND 2007

	November 30, 2008	November 30, 2007
NORTH AMERICAN OPERATIONS:
Net sales	$3,270,944	$3,485,585
Cost of sales	2,292,967	2,093,691
Gross profit	977,977	1,391,894

Operating expenses	1,718,075	1,865,069

NORTH AMERICAN OPERATING LOSS	(740,098)	(473,175)

INCOME FROM ALL CORPORATE JOINT VENTURES AND HOLDING COMPANIES	801,451	1,209,302

INTEREST INCOME	445	495
INTEREST EXPENSE	(31,898)	(31,523)
OTHER INCOME	6,826	7,930
GAIN ON SALE OF ASSETS	—	1,529
MINORITY INTEREST	9,160	21,638

INCOME BEFORE INCOME TAX EXPENSE	45,886	736,196

INCOME TAX EXPENSE	33,000	78,000

NET INCOME	$12,886	$658,196
NET INCOME PER COMMON SHARE:
Basic	0.00	$0.18
Diluted	0.00	$0.18

WEIGHTED AVERAGE COMMON SHARES ASSUMED OUTSTANDING:
Basic	3,735,433	3,692,153
Diluted	3,770,572	3,734,102

Composite financial information from the audited and unaudited financial statements of NTIC’s joint ventures carried on the equity basis is summarized as follows:

	November 30, 2008	August 31, 2008
Current assets	$43,501,183	$51,847,643
Total assets	50,312,225	58,958,102
Current liabilities	17,841,369	20,424,810
Noncurrent liabilities	4,531,337	4,756,650
Joint ventures’ equity	27,939,519	33,776,642
Northern Technologies International Corporation’s share of Corporate Joint Ventures’ equity	$13,039,844	$16,016,347

	November 30, 2008	November 30, 2007
Net sales	$21,109,585	$23,944,115
Gross profit	9,466,704	11,009,748
Net income	1,102,716	1,697,769
Northern Technologies International Corporation’s share of equity in income of Corporate Joint Ventures	$658,766	$1,054,682

The following table sets forth additional detail regarding NTIC’s net sales by product category for the three months ended November 30, 2008 and 2007:

	November 30, 2008	November 30, 2007	$ Change	% Change
ZERUST® sales	$2,784,536	$3,165,439	$(380,903)	(12.0)%
Natur-Tec™ sales	482,316	63,684	418,632	657.4%
React-NTI sales	4,092	8,302	(4,210)	(50.7)%
React Inc. sales	—	248,160	(248,160)	100.0%
Total North American net sales	$3,270,944	$3,485,585	$(214,641)	(6.2)%

About Northern Technologies International Corporation

Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and technical services either directly or via a network of joint ventures and independent distributors in over 50 countries.  NTIC’s primary business is corrosion prevention. NTIC has been selling its proprietary ZERUST® and EXCOR® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets, for over 25 years. NTIC also offers worldwide on-site technical consulting for rust and corrosion issues.  NTIC’s technical service consultants work directly with the end users of NTIC’s products to analyze their specific needs and develop systems to meet their technical requirements. In addition, in fiscal 2008 NTIC launched a new product line of compounds and finished products based on a portfolio of proprietary bio-plastic technologies under the Natur- Tec™ brand.  NTIC also is in the advanced stages of commercially launching plastic waste to fuel conversion technology and is in various stages of development with respect to several other emerging businesses.

Forward-Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the future market demand for and sales of NTIC’s Natur-Tec™ (biodegradable plastics) products, the success of NTIC’s other emerging new businesses, including its process technology that converts plastic waste into fuel and the application of its corrosion inhibiting technology into the oil and gas industry, the effect of NTIC’s recent cost control measures  and such other statements which can be identified by words such as “expect,” “anticipate,” “estimate,” “will,” “would,” or words of similar meaning and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of NTIC’s management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied.  Such potential risks and uncertainties include, but are not limited to, in no particular order: NTIC’s dependence on the success of its joint ventures and technical fees and dividend distributions that NTIC receives from them; NTIC’s relationships with its joint ventures and its ability to maintain those relationships; risks associated with NTIC’s international operations; exposure to fluctuations in foreign currency exchange rates; the current financial crises affecting the U.S. and worldwide banking system and financial markets; contraction of the U.S. and worldwide economies, including in particular the U.S. automotive industry; the level of growth in NTIC’s markets; NTIC’s investments in research and development efforts; acceptance of existing and new products; increased competition; the success of NTIC’s emerging new businesses; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters, NTIC’s reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others and current and potential litigation. More detailed information on these and additional factors which could affect NTIC’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-KSB and subsequent quarterly reports on Form 10-QSB. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.